Exhibit 10.1

THIRD AMENDMENT TO LEASE AND MEMORANDUM OF LEASE
This Third Amendment to Lease and Memorandum of Lease is dated as of the 11th day of April, 2017 by and between The Graham Group, Inc., an Iowa corporation (hereinafter referred to as “Landlord”), and Voya Insurance and Annuity Company, as successor by merger of Equitable Life Insurance Company of Iowa, an Iowa corporation (hereinafter referred to as “Tenant”).
WITNESSETH:
WHEREAS, Landlord and Tenant are currently parties to that certain “Lease Agreement” dated August 31, 1995 (amended on October 2, 2000 and February 4, 2002 (the “Amendments”)), memoranda of which were filed at Book 7268, Pages 548-552, Book 8606, Pages 408-413 and Book 9092, Pages 386-391 in the Records of the Polk County, Iowa Recorder; and
WHEREAS, Tenant has sublet certain portions of the Demised Premises to Cognizant Technology Solutions US Corporation and Principal Life Insurance Company (jointly, the “Subtenants”), under certain Subleases, respectively dated June 6, 2012, as amended, and July 23, 2014, as amended (jointly, the “Subleases”); and
WHEREAS, Landlord and Tenant now desire to record this Third Amendment to Memorandum of Lease to amend the Lease Agreement, to clarify certain items under the Lease Agreement for title purposes, and to serve as the Certificate referred to in Article 18 of the Lease Agreement.
NOW, THEREFORE, the parties hereto do hereby certify, agree and represent the following:

1.
The Term of the Lease Agreement expires on December 31, 2017 (the “Expiration Date”), and except as otherwise expressly set forth below in this Third Amendment, as of the Expiration Date, Tenant shall have no further right to (i) occupy any portion of the Demised Premises, including, without limitation, any portion of the real estate described in Exhibit A (the “Real Estate”), attached hereto and hereby incorporated by this reference, (ii) name the Demised Premises, or (iii) use Landlord’s parking, including, without limitation, parking contemplated in that certain Parking Agreement, filed of record in the Office of the Polk County Recorder on December 7, 1995, in Book 7310 at Page 483, which parking Landlord previously assigned to Tenant and shall, as of the Expiration Date, revert to Landlord under the terms of said Parking Agreement and Landlord agrees to accept the Demised Premises as of the Expiration Date in their present as-is condition, reasonable wear and tear and casualty damage excepted, provided Tenant removes its personal property pursuant to the Lease Agreement (“Personal Property”). Notwithstanding the foregoing, certain equipment owned by Tenant’s data/voice vendor located in the Building’s “Dmarc room” may not be removed by the Expiration Date and, in such event, Tenant’s data/voice vendor shall have a reasonable period of time to remove such equipment. This Third Amendment shall not be deemed to affect the applicable provisions of Article 38 of the Lease Agreement, provided, however that Landlord’s execution of this Third Amendment shall not be deemed to be a consent to any holdover by Tenant in the Demised Premises.

2.	Notwithstanding anything to the contrary,

a.
Upon not less than thirty (30) days prior written notice to Landlord, Tenant may elect to extend the Term of the Lease Agreement for up to fourteen (14) days with respect to one or both of the following portions of the Demised Premises: the second floor (approximately 34,222 square feet) and/or the data center space on the sixth floor (approximately 2,000 square feet – identified on attached Exhibit B) (any such space, the “Extended Space”), including all data/telco connectivity throughout the Building that supports the Extended Space.

b.
In the event Tenant so elects to extend the Term, as of January 1, 2018 (the “Extended Term Commencement Date”): (i) rent shall be paid on a gross per diem basis equal to $0.0548 per square foot ($20.00 per square foot annually) paid at the end of the Extended Term, which amount shall constitute Base Rent and Additional Rent and (ii) all provisions of the Lease Agreement referring to payments of Taxes and Operating Expenses, to the extent arising during the Extended Term, shall hereby be deleted, including, without limitation, Section 5.2, Section 5.3, Section 5.4 and Section 5.5 of the Lease Agreement.

c.
Commencing upon the Extended Term Commencement Date and continuing throughout the Extended Term, Tenant shall have the right to terminate the Lease Agreement with respect to either or both portions of the Extended Space upon five (5) days’ written notice to Landlord. “Extended Term” shall refer to the period commencing on the Extended Term Commencement Date and ending on the earlier of (i) 11:59 p.m. on January 14, 2018; or (ii) five (5) days after Tenant delivers the notice contemplated under this Section 2(c) to Landlord.

d.
Notwithstanding anything in the Lease Agreement to the contrary, including Article 38, if Tenant or its Personal Property remains in the Demised Premises after the Extended Term, Landlord shall be entitled to an amount equal to $10,000 per day, which amount Tenant shall immediately pay upon demand, such obligation to survive the expiration of the Lease Agreement, including the Extended Term. The foregoing amount shall be deemed liquidated damages, Landlord’s damages being impossible to estimate and such amount representing a fair estimate of Landlord’s loss in such case.

3.	Upon the execution of the Third Amendment, Landlord shall credit Tenant with $50,000 to be applied to amounts next due pursuant to the Lease Agreement.

4.	The term of each Sublease, and each Subtenant’s right to occupy any part of the Real Estate, expires on the Expiration Date.

5.
As of the date hereof, Tenant’s rights under Articles 21, 25, and 32 of the Lease Agreement, including, without limitation, the right to (i) request the development of an additional building (and Tenant’s corresponding contingent rights to purchase certain parcels described therein); (ii) purchase the

Demised Premises or any part of the Project, under a right of first refusal or otherwise; and (iii) extend the Term; along with any right to purchase certain parcels of real estate under Article 24, have expired, were otherwise waived or are hereby waived by Tenant. For sake of clarity, given Tenant’s previous waiver, and the waiver contained herein, with respect to the development of an additional building, the second paragraph of Article 50 of the Lease Agreement is no longer of any force and effect, and as of the date hereof shall be deemed stricken from the Lease Agreement.

6.
Notwithstanding anything in the Lease Agreement to the contrary, Landlord has no remaining obligation to provide, and Tenant has no remaining right to use the 3E Land, it being the intent of Landlord and Tenant to remove all references to 3E Land, and Tenant’s rights with respect to the same, from the Lease Agreement.

7.
Tenant hereby acknowledges the assignment of the Lease Agreement to Federal Home Loan Bank of Des Moines (FHLB) as of the closing of the transaction under which FHLB will purchase from Landlord, and Landlord will sell to FHLB, the Real Estate, and shall attorn to FHLB as landlord under the Lease Agreement from and after the closing of the transaction.

8.	The conditions precedent to the effectiveness of the Lease Amendments has occurred and each of the Amendments is valid and binding on the parties hereto.

9.	Tenant further certifies to Landlord and its successors in interest that,

a.
It is the Tenant at the Demised Premises and, except for the Subtenants under the Subleases, is in possession of and is occupying the Demised Premises. All work to be performed by Landlord under Article 6 of the Lease Agreement has been performed and has been accepted by Tenant, and the Tenant Improvement Allowance paid in full.

b.
The current monthly base rent is $225,851.25, based on annual base rent of $13.15 per square foot and 206,100 Usable Area, and was last paid on April 1, 2017. The current monthly Additional Rent is $196,833.00, and was last paid on April 1, 2017.

c.
It has not deposited any Security Deposit with Landlord. No Base Rent or Additional Rent has, nor has rent payable by either Subtenant to Tenant, been paid more than one (1) calendar month in advance of its due date.

d.	Tenant did not acquire any real estate from Landlord contemplated in Article 24 of the Lease Agreement.

e.	Other than the 2017 annual reconciliation associated with Additional Rent, Tenant is not entitled to any future rent rebate, free rent or other rental concession under the Lease Agreement.

f.	There are no actions, voluntary or otherwise, pending against Tenant or Landlord under the Lease Agreement.

10.	Each of Landlord and Tenant certify to the other that:

a.
Except for the Amendments, the Lease Agreement has not been modified, and the copy of the Lease Agreement delivered herewith is a true and complete copy and, as so modified, is and shall remain in full force and effect until the Expiration Date

b.
To the best of its knowledge, neither Tenant nor Landlord is in default under any provision of the Lease Agreement, nor has either such party committed an act or omitted to take an action that would give rise to a default under the Lease Agreement, nor is Tenant in default under either Sublease. Further, to the best of its knowledge, Tenant has no existing defenses or off-sets to the enforcement of the Lease Agreement.

11.
Terms capitalized but undefined herein shall have the meaning given to them in the Lease Agreement. To the extent of a conflict between the Lease Agreement and this Memorandum, the terms of this Memorandum shall control. This Memorandum may be executed by the parties hereto in separate counterparts, all of which together shall constitute one and the same instrument. Each party hereto, and each signatory below on behalf of the party it is signing for, has the authority to execute, deliver and perform this Memorandum. This Memorandum may be recorded in full or redacted form by Landlord or FHLB. As modified hereby, the Lease Agreement is hereby ratified and confirmed and shall remain in full force and effect until the Expiration Date.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this document as of the day and year first above written.

Landlord:
THE GRAHAM GROUP, INC.
By: /s/George D. Milligan_______
George D. Milligan, President

By: /s/Charles R. Taylor_________
Charles R. Taylor, Secretary

Tenant:

VOYA INSURANCE AND ANNUITY COMPANY

By: /s/Ronald Falkner______________
Ronald Falkner, Vice President

STATE OF IOWA, COUNTY OF POLK:

Subscribed and sworn to before me by George D. Milligan, as President of The Graham Group, Inc., and Charles R. Taylor, as Secretary of The Graham Group, Inc., on this 11th day of April, 2017.

/s/Mary M. Bradshaw___________________
Notary Public in and for the State of Iowa

STATE OF NEW YORK, COUNTY OF NEW YORK:

Subscribed and sworn to before me by Ronald Falkner, Vice President of Voya Insurance and Annuity Company, on this 11th day of April, 2017.

/s/Ryan R. McParland____________________________
Notary Public in and for the State of New York

Exhibit “A”
[Real Estate description]

Lots 2 and 3, (Except the North 8 feet thereof), of the Official Plat of Block 2 of Campbell and McMullen's Addition to Fort Des Moines, an Official Plat now included in and forming a part of the City of Des Moines, Polk County, Iowa; Also Lot 5 of the Official Plat of the Southwest 1/4 of Section 4, Township 78 North, Range 24 West of the 5th P.M., now included in and forming a part of the City of Des Moines, Polk County, Iowa;
AND

The South 8.0 feet of Lot 1 and the North 8.0 feet of Lots 2 and 3 of the Official Plat of Block 2 of Campbell and McMullen's Addition to Fort Des Moines; and the South 16.0 feet of Lot 4 of the Official Plat of the Southwest 1/4 of Section 4, Township 78 North, Range 24 West of the 5th P.M., now included in and forming a part of the City of Des Moines, Polk County, Iowa;

AND

Lot 1, (Except the South 8 feet thereof) of the Official Plat of Block 2 of Campbell and McMullen's Addition to Fort Des Moines; Also Lot 4 (Except the South 16 feet thereof) of the Official Plat of the Southwest 1/4 of Section 4, Township 78 North, Range 24 West of the 5th P.M., now included in and forming a part of the City of Des Moines, Polk County, Iowa, except streets;

AND

Lots 3, 4, 5 and 6, and all that part of the North-South alley right of way lying West of and adjoining said Lots 3 and 4, all in Block 5, West Fort Des Moines, an Official Plat now included in and forming a part of the City of Des Moines, Polk County, Iowa;

AND

Lots 5 and 6, Block 6, and all that part of the East/West alley Right of Way South of and adjoining Lot 6, Block 6, all in West Fort Des Moines, an Official Plat now included in and forming a part of the City of Des Moines, Polk County, Iowa;

AND

All that part of the Air Rights of Locust Street above Elevation 57.50 and below Elevation 101.50 City Datum from 50.00 feet West of the West Right of Way Line of 9th Street to the East Right of Way Line of 10th Street, all now included in and forming a part of the City of Des Moines, Polk County, Iowa (vacated by Ordinance No. 13,835 passed June 19, 2000), subject to the terms, restrictions and requirements contained in the Private Pedestrian Bridge Agreement recorded October 4, 2000, in the records of the Recorder of Polk County, Iowa, in Book 8606, Page 388.

Exhibit “B”

6TH FLOOR

SHAFT
PASSENGER ELEVATORS
SHAFT
Retained Space